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                              FTI CONSULTING, INC.
                          POLICY ON DISCLOSURE CONTROLS


                               Statement of Policy

         FTI Consulting, Inc., ("FTI" or "Company") is committed to providing consistent, full and fair public disclosure of material information pertaining to its business, in accordance with the requirements of the Securities and Exchange Commission (the "SEC"), the New York Stock Exchange ("NYSE") and applicable law. It is FTI's policy that all disclosures made by FTI to its security holders, the investment community or the press should be accurate and complete and fairly present FTI's financial condition, results of operations and business in all material respects, and should be made on a timely basis as required by the SEC, the NYSE and applicable law.

         FTI has adopted this disclosure policy ("Policy") to ensure that information required to be disclosed by FTI in the reports that it files with the SEC under the Securities Exchange Act of 1934 is recorded, processed, summarized and reported within the time periods specified by the SEC. In addition, FTI has adopted this Policy in an effort to minimize the potential for the selective disclosure of material nonpublic information and to comply with the SEC's Regulation FD.

         All employees are expected to comply with this Policy, and failure to do so subjects an employee to disciplinary action and may be grounds for termination.

                                   Background

         SEC Rules 13a-15 and 15d-15 require that issuers maintain disclosure controls and procedures. The SEC defines the term, "disclosure controls" as controls and other procedures designed to ensure that information required to be disclosed by the issuer in all the reports that it files under the Securities Exchange Act of 1934 is: (a) recorded, processed, summarized and reported, within the time periods specified in the Commissions rules and forms, and (b) accumulated and communicated to the issuer's management, as appropriate to allow timely decisions regarding required disclosures.

         Disclosure controls and procedures are designed to collect any material information (financial or non-financial) for inclusion in Forms 10K, 10Q, 8K, and 6K reports. Internal controls over financial reporting are part of disclosure controls as long as the controls are relevant to the production of financial statements.

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         The SEC defines financial disclosures to encompass financial statements, footnotes, management discussion and analysis of financial condition and results of operations, financial reporting internal controls and any other financial information included in the report. Non-financial disclosures include any material information included in annual, quarterly, current reports, proxy materials, information in registration statements, press releases, earnings guidance, presentations to the investment community and informational statements (e.g. material acquisitions or dispositions, changes in lines of business, geographic expansion and changes in personnel involved with disclosure controls and procedures). Non-financial disclosure controls and procedures must capture information relevant to disclose new developments and risks that pertain to the issuer's business and should ensure an issuer's systems are capable of producing reports that are timely, accurate and reliable.

         A material weakness in disclosure and internal controls is a significant deficiency that could have a material effect on the financial statements. Management should consult with its external auditors to determine if a weakness is material. Management includes the Company's principal executive officer or officers and principal financial officer or officers. A significant deficiency occurs when the design or operations of disclosure and internal controls adversely affects the Company's ability to record, process, summarize, and report financial data.

                                   Principles

         FTI believes that proper disclosure controls and procedures involve the following key components:

         A. Environment. The establishment of a proper corporate environment is essential. Proper disclosure depends on: (1) the integrity, ethical values and competence of FTI's employees, (2) management's philosophy and operating style, (3) the way management assigns authority and responsibility and organizes and develops its employees, and (4) the attention and direction provided by the Board of Directors.

         B. Risk Management. The identification, analysis and control of risks relevant to accurate and timely disclosure.

         C. Information and Communication. Timely transmission of information and communications within the organization.

         D. Monitoring. The assessment of the quality of FTI's disclosure system over time through periodic monitoring and separate evaluations, including regular management supervision, with reports of deficiencies up and down through the organization.

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                                      Scope

         This Policy applies to all employees of the Company. This Policy covers the Company's (1) Annual Report on Form 10-K and each Quarterly Report on Form 10-Q filed with the SEC (collectively, the "Periodic Reports"), (2) current reports, proxy statements, information statements, registration statements and any other information filed with the SEC, (3) press releases containing financial information, earnings guidance, information about material acquisitions or dispositions or other information material to the Company's security holders, and (4) correspondence broadly disseminated to shareholders, presentations to securities analysts and the investment community and any other disclosures to third parties. The documents referred to in items (1), (2), (3) and (4) are collectively referred to as the "Disclosure Statements."

                             Required Certifications

         The Company's CEO and CFO are required to certify (the "Certifications") in each Form 10-K and Form 10-Q that they (1) are responsible for establishing and maintaining the Company's disclosure controls and procedures, (2) have designed the disclosure controls and procedures to ensure that material information relating to the Company is made known to them by others within the Company, (3) have evaluated the effectiveness of the Company's disclosure controls and procedures as of a date within 90 days before the date of the Certification and (4) have presented their conclusions in the report.

         The Sarbanes Oxley Act does not provide any specific procedures, but rather states that a Company must maintain adequate procedures that are periodically reviewed. The procedures should address whether existing controls and procedures provide reasonable assurance that disclosure objectives can be met and that Company information is documented, summarized and communicated to certifying officers in a timely manner, reviewed by the CEO and CFO before periodic reports are filed, and that: (i) Transactions are executed in accordance with management's authorization, (ii) Transactions are recorded as necessary to permit preparation of the financial statements in accordance with GAAP, (iii) Access to assets is permitted only in accordance with management's authorization.

                              Disclosure Committee

         In order to enable the Company's CEO and CFO to make the Certifications, they shall appoint a Disclosure Committee ("Committee"). The Committee will review and reassess this Policy quarterly and recommend any proposed changes to the CEO, the CFO and the Company's Audit Committee for approval.

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     Subject to the supervision and oversight of the CEO and the CFO, the
Committee shall:

         A. Recommend controls and other procedures (which may include procedures currently used by the Company) that are designed to ensure that (1) information required by the Company to be disclosed to the SEC and other information that the Company will disclose to the investment community is recorded, processed, summarized and reported accurately and on a timely basis and (2) information is accumulated and communicated to management, including the CEO and the CFO, as appropriate, to allow timely decisions regarding the required disclosure (the "Disclosure Controls").

         B. Monitor the integrity and effectiveness of the Company's Disclosure Controls.

         C. Review the Company's Disclosure Statements and review disclosure policies for the Company's website.

         D. Evaluate the effectiveness of the Disclosure Controls within 90 days prior to the filing of the Company's Periodic Reports, in accordance with the procedures suggested by this Policy. A "Disclosure Checklist" has been prepared by the Company to assist in this process.

         E. Discuss with the CEO and the CFO all relevant information with respect to the Committee's evaluation of the effectiveness of the Disclosure Controls.

         F. Each member of the Committee will provide a certification to the CEO and the CFO prior to the filing of each Periodic Report with the SEC of the Committee's conclusions resulting from its evaluation of the effectiveness of the Disclosure Controls.

         G. Perform other duties as the CEO and the CFO may assign to it from time to time.

     The CEO and the CFO, at their option, may at any time assume any or all of the responsibilities of the Committee identified in this Policy.

     The Committee shall meet as frequently as circumstances dictate, but at least once per quarter, to (1) evaluate the accuracy and completeness of the Disclosure Statements, and (2) evaluate the Disclosure Controls and determine whether any changes to the Disclosure Controls are necessary or advisable in connection with the preparation of the Company's upcoming Periodic Reports or other Disclosure Statements, taking into account developments since the most recent meeting, including changes in the Company's organization and business lines and any change in economic or industry conditions.

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                               Designated Officers

     The Committee shall designate one officer (the "Disclosure Officer") knowledgeable about SEC rules and regulations with respect to disclosure and financial reporting. The initial Disclosure Officer shall be the Company's Chief Financial Officer. The Disclosure Officer shall be responsible for managing the preparation of the Disclosure Statements.

                               Internal Reporting

     The success of this Policy and the Company's disclosure depends on the communication of information within the Company. This involves communication, through appropriate reporting channels, from the bottom of to the top of the organization, as well as communication among and within practice areas. The practice area heads shall (1) establish reporting channels and procedures within their practice area that ensure that material information involving their practice area is reported to them, (2) ensure that their employees understand this Policy and the importance of full and accurate disclosure of material information, and (3) report any material information they receive.

                         Preparation of Periodic Reports

     At the beginning of each fiscal year, the CFO and Controller shall prepare a timeline for the preparation of the Company's Periodic Reports for the upcoming year. The timeline shall provide sufficient time for proper preparation and review of the Periodic Reports. This timeline will be provided to each employee involved in a substantial part of preparation or review of the Periodic Reports. Before beginning preparation of each Periodic Report, the Disclosure Officer shall identify any areas of particular risk or sensitivity that require special attention or additional time.

     The CFO and Controller shall assign drafting responsibilities for each Periodic Report prior to the start of the year. Employees with drafting responsibilities shall be (1) made aware of their role in the process, (2) familiar with SEC reporting requirements in their area of responsibility, and
(3) provided with copies of the relevant sections of the SEC's disclosure rules. In addition, employees drafting Periodic Report should:

         A. provide back-up for any information they include in the Periodic Report.

         B. report information that is material to their area or department, or to the Company taken as a whole.

         C.  review disclosures by peer companies.

         D. consider economic and industry trends and other factors that have affected or may affect the Company's business.

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                       Internal Review of Periodic Reports

        After the various sections of a Periodic Report have been combined into a single document and have been subject to initial review, the draft of the report should be distributed to members of the Dislcosure Committee for its review.

                       External Review of Periodic Reports

         After review by the Committee, the Periodic Report will be distributed to the Company's outside auditors and legal counsel. The Company's outside auditors shall review the Management's Discussion and Analysis section and all other financial sections of the Periodic Report. The Company's outside legal counsel shall review the Periodic Report with particular reference to compliance with SEC requirements, as well as any legal or regulatory matters on which such counsel has been retained. The Disclosure Officer shall coordinate the responses of the outside auditors and legal counsel. In addition, the Company's outside auditors and legal counsel should be consulted in advance where the Dislcosure Officer has identified any difficult disclosure or other issues.

            Coordination with Audit Committee and Board of Directors

         After the internal and external reviews described above, the Periodic Report will be given to the Company's Audit Committee, along with an oral report highlighting any particular issues. In connection with this presentation, the CEO and CFO shall disclose to the Company's Audit Committee any significant deficiencies in the design or operation of the Company's internal controls, as well as any fraud that involves management or other employees with a significant role in the Company's internal controls. The CEO and CFO must certify that they have made this disclosure to the Audit Committee and outside auditors. The Audit Committee shall review the Periodic Report and discuss any comments or issues with the Disclosure Officer and, if they deem it necessary, the CEO, CFO or any other employee. A Report that involves particularly difficult disclosure issues shall also be presented to the entire Board of Directors for review and discussion.

                                 Certifications

         After the Periodic Report has been approved by members of the Audit Committee and the entire Board of Directors (in the case of the annual report), members of the Committee shall certify to the CEO and the CFO that it has complied with this Policy. Other individuals resonsible for material aspects of the disclosure process shall also certify their compliance with this Policy and that they have provided all information believed to be responsive. The CEO and the CFO will rely on these certifications in making their Certifications.

                           Financial Internal Controls

        The procedures and controls described in this Policy are in addition to the Company's system of internal controls for financial reporting purposes. This Policy is meant to supplement, and not replace, the Company's system of financial controls.

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                             Testing and Evaluation

         The CEO and CFO shall test and evaluate the effectiveness of this Policy at such times as appropriate, but at least on a quarterly basis. They shall:

               A. Plan the evaluation, taking into account those areas that are most sensitive or risky and merit particular attention.

               B. Ensure that the members of the Committee understand the
                  Disclosure Controls being used.

               C. Evaluate whether the design of the Disclosure Controls is appropriate, taking into account any changes in the Company's organization or business, such as new personnel or significant acquisitions or dispositions, as well as evolving regulatory developments and changing industry practices.

               D. Consider (1) whether additional participants should be
                  included in the disclosure process, (2) whether adequate staffing is being provided, (3) whether sufficient time is being allotted to discuss and resolve any disclosure issues and to review Periodic Reports and (4) whether participants should receive any additional training.

               E. Meet with internal and outside auditors and outside counsel to discuss their conclusions and concerns about the Disclosure Controls, internal controls and general corporate compliance with applicable legal requirements.

                              Continuous Reporting

         The preparation of Periodic Reports is only one aspect of the Company's disclosure obligation. In addition to the regular gathering of information for Periodic Reports, participants in the drafting process and other appropriate Company employees shall notify the Dislcosure Officer as soon as material developments occur to ensure that other Disclosure Statements, including earnings releases and guidance, reflect the Company's current situation. For Current Reports on Form 8-K and press releases, the Dislcosure Officer may use a modified process that reflects the shorter time period for preparation and review prior to public dissemination. In connection with the preparation of each Periodic Report, drafters and reviewers of the Periodic Reports will be required to certify that they have properly and timely reported all material information since the date of the preceding Periodic Report as to which they have provided a certification.

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                                  Spokespersons

         It is the Company's intent to limit the number of Spokespersons authorized to speak on the Company's behalf. Accordingly, the Company has authorized the following representatives to act as Spokespersons in discussing the Company's financial performance or corporate activities:

               .        CEO
               .        President
               .        CFO

         Additional representatives may be authorized by the Spokespersons to act as Company Spokespersons to make presentations at industry or investor conferences or to respond to specific inquiries as appropriate.

         The CEO and CFO shall be integrally involved in scheduling and developing presentations for all meetings and other communications with financial analysts, institutional investors and shareholders. They shall also be involved in arranging appropriate meetings or interviews with the Company's management and responding to all inquiries from the public or the media for additional information. After public dissemination of news, all coverage of the Company's disclosure shall be monitored by the Company Spokespersons to ensure accurate reporting and to take corrective measures if and when necessary.

         Employees who are not authorized Spokespersons shall refer all calls and e-mail messages from outside parties, such as the financial community, shareholders and business and industry media, to the Company's authorized Spokespersons.

                                  News Releases

         The Company will issue quarterly financial news releases, as well as other news releases pertaining to the full and fair disclosure of material information. Material news releases should be prepared for distribution as soon as it has been determined that a public disclosure of that information is reqruired or appropriate, given the circumstances.

         All corporate news releases must be reviewed and approved by at least two of the Company's CEO, President, CFO or the Disclosure Officer. Upon approval, the Company will notify the NYSE of its intention to distribute the news release. The news release will be distributed to a news wire service, which will then make it available to the general public. Promptly after a material news release has been made available to the general public, it will be posted on the Company's website.

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                           Responding to Market Rumors

         As long as representatives of the Company are not the source of market rumors, the Company's policy is to respond consistently to questions about rumors in the following manner: "It is our policy not to comment about market rumors or speculation." In addition, it is the Company's policy not to issue news releases, without the approval of the Independent Directors, that deny or confirm a market rumor unless it has been determined that the Company is the source of the rumor.

                           Forward-looking Information

         The Company may make forward-looking statements in relation to its earnings, business and performance outlook and its policy is to provide investors with forward-looking information and guidance in conformity with the "safe harbor" provisions of the Private Securities Litigation Reform Act of 1995.

         All public disclosures by the Company in the form of news releases, conference calls and investor presentations containing financial information shall be accompanied by a "safe harbor" discussion that reviews or refers to specific risk factors that could cause actual results to differ materially from those projected in the statement.

             Conference Calls, Analyst Meetings and Media Interviews

         If management determines that it will conduct a conference call to discuss its earnings, the conference call shall be simultaneously Webcast after advance public notice. Earnings calls shall be made available for replay on the Company's website for an appropriate period after the call.

         When practical, the Company should encourage investor and analyst conferences to be open to the public. The planned portion of any conference presentation should be reviewed in advance by the Company's CEO, CFO and the Disclosure Officer. If the conference is not open to the public, consideration should be given to both publishing the planned presentation on the Company's website simultaneously with the conference and making other appropriate public disclosure. Special care should be given to statements made during informal or one-on-one meetings with analysts or institutional investors in order to avoid the inadvertent disclosure of material nonpublic information and to comply with SEC Regulation FD.

         Forecasts of the Company's financial performance should be disclosed, if at all, by press release during earnings calls or, where appropriate, other recognized methods of public dissemination, and, thereafter, the need to update this information should be regularly considered. Selective disclosure rules place a "high degree of risk" on private discussions with analysts or others about whether "the Company's anticipated earnings will be higher than, lower than, or even the same as what analysts have been forecasting. Depending on the circumstances, Company Spokespersons should decline to comment.

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         The Company should anticipate and provide during earnings calls or other public disclosures the information that analysts need to build their financial models. The Company should not comment privately on analyst reports or financial models other than to provide non-material factual information or to point out inaccuracies relating to historical information or omissions of publicly disclosed information.

         In all venues not open to the public, Company Spokespersons should avoid disclosing material, non-public information. However, should material, non-public information be disclosed inadvertently, the Company shall either receive assurances that the recipient will refrain from repeating the information and trading in the Company's securities or issue publicly a news release detailing and clarifying such information in accordance with the requirements of SEC Regulation FD.

                               The "Quiet Period"

         To facilitate compliance with the Federal securities laws, the Company has adopted a quiet period applicable to all external comunications regarding quarterly results, which begins after the 15/th/ day of the last month of each fiscal quarter and extends until the third day after the public release of earnings for that quarter.

         .     Communications: During the quiet period, the Company should not comment on quarterly results or otherwise discuss material nonpublic information.

         .     Reviewing Analyst's Reports: The Company should not review or otherwise comment upon analyst's reports or financial models during the quiet period.

                               Communication List

         The Company will maintain a list of investors, analysts and members of the media for dissemination of pubicly-released information by e-mail or fax. Notice of this list may be posted on the Company's website and investors given the opportunity to subscribe.

                                 Website Policy

         The Company maintains its own corporate website, on which it offers updated, timely information such as news releases, SEC filings and shareholder reports. Information intended for inclusion in the Company's website must be reviewed and approved by the CEO, the CFO or the Disclosure Officer prior to posting.

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                     Internet Chat Rooms and Bulletin Boards

         Company employees are prohibited from posting any information about the Company, its business or future performance on the Internet, including posting in chat rooms or on bulletin boards. Any such posting, even though well-intentioned, may be damaging to the Company and its interests. This policy will be strictly enforced and may result in disciplinary action up to and including termination.

                            Requests for Information

         The Company's policy is to respond to all legitimate requests from investors, securities anaylsts and the media for information about the Company. The Disclosure Officer will oversee maintenance of an investor kit and its contents. Upon legitimate request, an investor kit will be sent within one week of the request. Any request for material, non-public information will be denied. Legitimate telephone inquiries about the Company will be returned by an authorized Company Spokesperson within a reasonable period of time.

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